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                                                                     EXHIBIT 5.1
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                                 August 14, 1997


Nanometrics Incorporated
310 DeGuigne Drive
Sunnyvale, California 94086


     RE:  REGISTRATION STATEMENT ON FORM S-8
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Gentlemen:

     We have examined the Registration Statement on Form S-8 to be filed by you with the Securities and Exchange Commission on or about August 14, 1997 (the "Registration Statement"), in connection with the registration under the Securities Act of 1933, as amended, of 1,500,000 shares of your Common Stock (the "Shares") which are to be issued pursuant to the 1991 Stock Option Plan (the "Plan"). As your legal counsel, we have examined the proceedings taken and are familiar with the proceedings proposed to be taken by you in connection with the sale and issuance of the Shares under the Plan and pursuant to the agreements which accompany the Plan (the "Agreement").

     It is our opinion that, when issued and sold in the manner referred to in the Plan and pursuant to the Agreement, the Shares will be legally and validly issued, fully-paid and nonassessable.

     We consent to the use of this opinion as an exhibit to the Registration Statement and further consent to the use of our name wherever appearing in the Registration Statement, including any Prospectus constituting a part thereof, and any amendments thereto.

                              Sincerely yours,

                              WILSON SONSINI GOODRICH & ROSATI
                              Professional Corporation

                              /s/ WILSON SONSINI GOODRICH & ROSATI